Exhibit 99.1

Vapotherm Reports Fourth Quarter and Fiscal Year 2021 Financial Results

2021 Revenue of $113.3 Million Reflects Two-Year Compounded Annual Growth Rate of 53%

Results in Line with Preliminary Revenue of $112.8 Million

Worldwide Installed Base of Precision Flow Hi-VNI® Systems Now 35,200

New Debt Facility Provides Up To $75 Million of Incremental Cash

EXETER, New Hampshire, February 24, 2022 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), a global medical technology company focused on the development and commercialization of its innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders today announced fourth quarter and fiscal year 2021 financial results.

Fourth Quarter 2021 Summary

•	Net revenue for fourth quarter 2021 was $22.2 million, a two-year compounded annual growth rate of 31%
•	Disposables revenue for fourth quarter 2021 was $15.0 million, a two-year compounded annual growth rate of 25%

Fiscal Year 2021 Summary

•	Net revenue for 2021 was $113.3 million, a two-year compounded annual growth rate of 53%
•	Disposables revenue in 2021 was $66.6 million, 18% growth over 2020 and a two-year compounded annual growth rate of 38%
•	Worldwide installed base of Precision Flow Hi-VNI systems grew by approximately 6,600 units in 2021, now at approximately 35,200

“I am proud of what our Team accomplished in 2021 despite the continued disruption of COVID-19 on the global supply chain and U.S. labor markets. We were able to meet all Customer needs throughout multiple COVID-19 surges and, as a result, treated over 650,000 patients, expanded our Installed Base of Precision Flow systems and now have over a quarter of the 2,000 largest U.S. hospitals using our High Velocity Therapy as a front-line therapy for the respiratory distress resulting from COPD, CHF and other diseases. We also laid the groundwork to launch our next generation HVT 2.0 platform system and our Vapotherm Access digital platform,” said Joe Army, President and CEO of Vapotherm. “In 2022, we will focus on ensuring our significantly expanded worldwide installed base is productive through clinician education focused on hypercapnic patients, launching our new HVT 2.0 which will allow us to access areas of the hospital without piped-in air and expanding Vapotherm Access.”

Results for the Three Months Ended December 31, 2021

The following table reflects the Company’s net revenue for the three months ended December 31, 2021 and 2020:

	Three Months Ended December 31,
	2021		2020		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital (product & lease revenue)	$5,357	24.1%	$21,582	52.8%	$(16,225)	(75.2%)
Disposables	15,007	67.5%	18,074	44.2%	(3,067)	(17.0%)
Service and other	1,880	8.4%	1,251	3.0%	629	50.3%
Total net revenue	$22,244	100.0%	$40,907	100.0%	$(18,663)	(45.6%)

Exhibit 99.1

Net revenue for the fourth quarter of 2021 was $22.2 million as compared to $40.9 million for the fourth quarter of 2020, a 45.6% decrease over the fourth quarter of 2020. Total capital equipment revenue, including product and lease revenue, decreased by $16.2 million or 75.2% over the fourth quarter of 2020. This decrease was due to decreased sales of our Precision Flow units due to lower COVID-19 related demand. Total disposables revenue decreased 17.0% over the fourth quarter of 2020, primarily driven by a decrease in COVID-19 related demand.

Revenue information by geography is summarized as follows:

	Three Months Ended December 31,
	2021		2020		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$17,798	80.0%	$33,612	82.2%	$(15,814)	(47.0%)
International	4,446	20.0%	7,295	17.8%	(2,849)	(39.1%)
Total net revenue	$22,244	100.0%	$40,907	100.0%	$(18,663)	(45.6%)

The decrease in worldwide revenue in the fourth quarter of 2021 as compared to the fourth quarter of 2020 was due to reduced COVID-19 demand.

Gross profit for the fourth quarter of 2021 was $7.8 million, a decrease of $12.9 million over the fourth quarter of 2020. Gross margin was 35.0% in the fourth quarter of 2021 compared to 50.6% in the fourth quarter of 2020. Gross margin was negatively impacted by temporary production costs associated with ensuring the Company could meet all of its customer demand which included adding disposables production capacity in Mexico, higher labor costs for temporary laborers including travel costs and expedited freight costs. A portion of these temporary production costs are included in the Company’s inventory balance as of December 31, 2021, which increased by $11.8 million in the fourth quarter of 2021 over the third quarter of 2021.

Operating expenses were $25.8 million in the fourth quarter of 2021, a decrease of $7.3 million as compared to $33.0 million in the same period last year. The decrease in operating expenses was primarily due to lower sales and marketing expenses as a result of reduced sales commissions on lower year over year revenue.

Net loss for the fourth quarter of 2021 was $18.6 million, or $0.71 per share, compared to net loss of $17.2 million, or $0.67 per share, in the fourth quarter of 2020. Net loss for the fourth quarter of 2020 includes a loss on debt extinguishment of $4.2 million recorded as a result of the Company’s October 2020 debt refinancing. Net loss per share was based on 26,073,243 and 25,682,098 weighted average shares outstanding for the fourth quarter of 2021 and 2020, respectively.

Adjusted EBITDA was negative $13.5 million for the fourth quarter of 2021 as compared to negative $9.1 million for the fourth quarter of 2020. The increase in Adjusted EBITDA loss in the fourth quarter of 2021 was primarily due to lower revenue and gross margin due to temporary production costs, partially offset by lower operating expenses in the fourth quarter of 2021. Reconciliations of all historical non-GAAP financial measures used in this release to the most comparable GAAP measures can be found in the attached financial tables.

Results for the Year Ended December 31, 2021

The following table reflects the Company’s net revenue for the year ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021		2020		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital (product & lease revenue)	$40,096	35.4%	$65,964	52.5%	$(25,868)	(39.2%)
Disposables	66,631	58.8%	56,711	45.1%	9,920	17.5%
Service and other	6,565	5.8%	3,058	2.4%	3,507	114.7%
Total net revenue	$113,292	100.0%	$125,733	100.0%	$(12,441)	(9.9%)

Net revenue for 2021 was $113.3 million, representing a 9.9% decrease over 2020. Total capital equipment revenue, including product and lease revenue, decreased 39.2% year over year. This decrease was due to decreased sales of our Precision Flow

Exhibit 99.1

units as a result of decreased COVID-19 related demand on a year over year basis. Total disposables revenue increased 17.5% year over year, primarily driven by an increase in the worldwide installed base of Precision Flow units and higher average selling prices in the United States.

Revenue information by geography is summarized as follows:

	Year Ended December 31,
	2021		2020		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$84,147	74.3%	$99,161	78.9%	$(15,014)	(15.1%)
International	29,145	25.7%	26,572	21.1%	2,573	9.7%
Total net revenue	$113,292	100.0%	$125,733	100.0%	$(12,441)	(9.9%)

The decrease in U.S. revenue in 2021 versus 2020 was due to a decrease in the number of Precision Flow units sold year over year, partially offset by an increase in single-use disposables sales due to a higher installed base of Precision Flow units. The increase in International revenue versus 2020 was due to an increase in single-use disposable sales due to COVID-19 demand, partially offset by a decrease in the number of Precision Flow units sold year over year.

Gross profit for the year ended December 31, 2021 was $53.2 million, a decrease of $9.9 million over 2020. Gross margin was 46.9% in 2021 in comparison to 50.1% in 2020. Gross margin was negatively impacted by temporary production costs associated with adding disposables production capacity in Mexico, higher labor rates for temporary laborers including travel costs, expedited freight charges and reduced overhead absorption on lower year over year production volumes.

Operating expenses were $110.4 million for the year ended December 31, 2021, an increase of $4.3 million as compared to $106.1 million in 2020. The increase in operating expenses was primarily due to higher general and administrative expenses and research and development expenses partially offset by lower sales and marketing expenses as a result of a decrease in year over year sales commissions.

Net loss for the year ended December 31, 2021 was $59.8 million or $2.31 per share compared to a net loss of $51.5 million or $2.16 per share in 2020. Net loss for 2020 includes a loss on debt extinguishment of $4.2 million recorded as a result of the Company’s debt refinancing in the fourth quarter of 2020. Net loss per share was based on 25,936,970 and 23,818,447 weighted average shares outstanding for the year ended December 31, 2021 and 2020, respectively.

Adjusted EBITDA was negative $41.3 million for the year ended December 31, 2021 as compared to negative $31.8 million for 2020. The increase in Adjusted EBITDA loss in 2021 was primarily due to lower revenue and gross margin due to temporary production costs.

New Debt Facility

In February 2022, the Company refinanced its existing term debt and line of credit and replaced it with a new $125 million five-year term debt facility with $100 million drawn at closing and $25 million available in 2023 upon the achievement of a revenue milestone. The new term debt facility, which was provided by investment affiliates managed by SLR Capital Partners, is interest only for four years which may be extended to a fifth year upon the achievement of a revenue milestone. Upon closing, the Company’s cash balance increased by $50.2 million. The Company believes this additional cash plus $25 million of additional debt capacity will allow the Company to fully fund its operations to cash flow positive.

Cash Position

Cash and cash equivalents were $57.1 million as of December 31, 2021 compared to $113.7 million as of December 31, 2020. On a pro forma basis, cash and cash equivalents as of December 31, 2021 would have been $107.3 million including the $50.2 million of net cash received under the new debt facility entered into in February 2022.

Fiscal 2022 Outlook

The Company believes COVID-19 and its mutations have become a chronic, recurring problem resulting in a significant number of COVID-19 related hospitalizations each year, which is likely to significantly expand the Company’s total addressable market. The Company believes it is now near the tail end of the current COVID-19 surge in the U.S. which has

Exhibit 99.1

played out as expected. While hospitalizations were higher than in previous surges, the level of respiratory distress and resulting demand for the Company’s products was not, as expected, as great as in prior surges. While it is difficult to predict the impact of another variant on hospitalizations and demand for the Company’s products, its estimate assumes one additional COVID-19 related surge in the U.S. in fourth quarter of this year similar in scope to the surge the U.S. is currently experiencing.

The impact of COVID-19 on hospitalizations worldwide continues to be very dynamic. Should the Company’s expectations regarding COVID-19 hospitalizations not materialize as planned, the Company’s future financial results could be materially different than expected.

For fiscal 2022, net revenue is expected to be in the range of $104 million to $108 million.

For fiscal 2022, gross margin is expected to be in the range of 47% and 50%.

For fiscal 2022, operating expenses are expected to be in the range of $110 million to $112 million.

For fiscal 2022, Adjusted EBITDA loss is expected to be in the range of $39 to $41 million.

Conference Call

Management will host a conference call at 4:30 p.m. Eastern Time on February 24th, 2022, to discuss the results of fourth quarter and full year 2021 with a question and answer session. To listen to the conference call on your telephone, please dial (888) 330-2022 for U.S. callers, or +1 (646) 960-0690 for international callers, approximately ten minutes prior to the start time and reference conference code 6585549. To listen to a live webcast, please visit the Investor Relations section of the Vapotherm website at: http://investors.vapotherm.com/events-and-presentations/events . The webcast replay will be available on the Vapotherm website for 12 months following completion of the call. A replay of this conference call will be available by telephone through March 3, 2022 by dialing (800) 770-2030 in the U.S. or (647) 362-9199 outside of the U.S. The replay access code is 6585549.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission (“SEC”) filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures of EBITDA and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release represents net loss less interest expense, net, taxes and depreciation and amortization. Adjusted EBITDA in this release represents EBITDA as adjusted for the impact of foreign currency loss or gain, stock-based compensation expense, intangible asset impairment, loss on debt extinguishment, loss on disposal of property and equipment, and gain on litigation settlement, all of which may be highly variable, difficult to predict and of a size that could have substantial impact on Vapotherm’s reported results of operations for a period. It is for this reason that Vapotherm cannot provide without unreasonable effort a quantitative reconciliation to the most directly comparable GAAP measures for its 2022 financial guidance regarding non-GAAP Adjusted EBITDA. The Company has reconciled all historical non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses Adjusted EBITDA principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

Exhibit 99.1

These non-GAAP financial measures should not be considered as alternatives to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. They should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our capital expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA and other non-GAAP financial measures on a supplemental basis. The Company’s definition of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

About Vapotherm

Vapotherm, Inc. (NYSE: VAPO) is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 3.3 million patients have been treated with the use of Vapotherm high velocity therapy® systems. For more information, visit www.vapotherm.com.

Vapotherm high velocity therapy is mask-free non-invasive ventilatory support and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The Precision Flow system’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s expected net revenue, gross margin, operating expenses and Adjusted EBITDA loss for fiscal 2022, the effect of COVID-19 and its mutations on future hospitalization levels, expansion of the Company’s total addressable market and intent to focus on ensuring the installed base is productive through clinician education efforts, launching the HVT 2.0 and expanding Vapotherm Access. In some cases, you can identify forward-looking statements by terms such as ‘‘expect,’’ “believe,” “continue,” “plan,” “estimate,” “future,” “outlook,” “will,” “should,” “could,” “would,” the negative of these terms or, other similar expressions, although not all forward-looking statements contain these words, and the use of future dates. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: failure to achieve its financial guidance for 2022; Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future; Vapotherm may need to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations; Vapotherm’s dependence on sales generated from its Precision Flow systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market; the ability for Precision Flow systems, HVT 2.0 platform or Vapotherm Access to gain increased market acceptance; Vapotherm’s inexperience directly marketing and selling its products; the potential loss of one or more suppliers and dependence on its new third party manufacturer; Vapotherm’s susceptibility to seasonal fluctuations; Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements; the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure, maintain or enforce patent or other intellectual property protection for its products; the impact of the COVID-19 pandemic on its business, including its supply chain, and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December, 31, 2021, as filed with the SEC on February 24, 2022, and in any subsequent filings with the SEC. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 99.1

Financial Statements:

VAPOTHERM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$57,071	$113,683
Accounts receivable, net	10,909	23,488
Inventories	36,562	19,873
Prepaid expenses and other current assets	5,205	5,041
Total current assets	109,747	162,085
Property and equipment, net	22,157	20,573
Operating lease right-of-use assets	7,045	8,260
Restricted cash	253	1,853
Goodwill	15,300	16,226
Intangible assets, net	4,398	5,694
Deferred income tax assets	78	-
Other long-term assets	1,107	967
Total assets	$160,085	$215,658
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,923	$4,967
Contract liabilities	2,081	2,977
Accrued expenses and other current liabilities	28,559	34,033
Revolving loan facility	6,608	-
Total current liabilities	43,171	41,977
Long-term loans payable, net	39,726	39,653
Revolving loan facility	-	4,888
Deferred income tax liabilities	-	6
Other long-term liabilities	10,521	15,229
Total liabilities	93,418	101,753
Commitments and contingencies
Stockholders' equity
Preferred stock ($0.001 par value) 25,000,000 shares authorized; no shares issued and outstanding as of December 31, 2021 and 2020	-	-
Common stock ($0.001 par value) 175,000,000 shares authorized as of December 31, 2021 and 2020; 26,126,253 and 25,722,984 shares issued and outstanding as of December 31, 2021 and 2020, respectively	26	26
Additional paid-in capital	443,358	430,781
Accumulated other comprehensive income	26	41
Accumulated deficit	(376,743)	(316,943)
Total stockholders' equity	66,667	113,905
Total liabilities and stockholders’ equity	$160,085	$215,658

Exhibit 99.1

Vapotherm, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended December 31,
	2021	2020
Net revenue	$22,244	$40,907
Cost of goods sold	14,455	20,196
Gross profit	7,789	20,711
Operating expenses
Research and development	4,944	4,954
Sales and marketing	12,971	20,958
General and administrative	7,427	7,114
Intangible asset impairment	323	-
Loss on disposal of property and equipment	105
Total operating expenses	25,770	33,026
Loss from operations	(17,981)	(12,315)
Other (expense) income
Interest expense	(635)	(813)
Foreign currency gain (loss)	(37)	77
Interest income	17	30
Loss on extinguishment of debt	-	(4,163)
Net loss before income taxes	$(18,636)	$(17,184)
Benefit for income taxes	(76)	-
Net loss	$(18,560)	$(17,184)
Other comprehensive income
Foreign currency translation adjustments	7	38
Total other comprehensive income	$7	38
Total comprehensive loss	$(18,553)	$(17,146)

Net loss per share - basic and diluted	$(0.71)	$(0.67)
Weighted-average number of shares used in calculating net loss per share, basic and diluted	26,073,243	25,682,098

Exhibit 99.1

Vapotherm, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

		Year Ended December 31,
	2021	2020	2019
Net revenue	$113,292	$125,733	$48,104
Cost of revenue	60,104	62,687	26,793
Gross profit	53,188	63,046	21,311
Operating expenses
Research and development	18,410	16,956	13,376
Sales and marketing	60,140	65,065	37,689
General and administrative	31,375	24,039	18,410
Intangible asset impairment	323	-	-
Loss on disposal of property and equipment	105	-	-
Total operating expenses	110,353	106,060	69,475
Loss from operations	(57,165)	(43,014)	(48,164)
Other (expense) income
Interest expense	(2,595)	(4,711)	(5,096)
Foreign currency gain (loss)	(225)	114	44
Interest income	91	257	860
Other income	18	-	-
Gain on litigation settlement	-	15	1,151
Loss on extinguishment of debt	-	(4,163)	-
Net loss before income taxes	(59,876)	(51,502)	(51,205)
Benefit for income taxes	(76)	-	(146)
Net loss	(59,800)	(51,502)	(51,059)
Other comprehensive income (loss)
Foreign currency translation adjustments	(15)	(3)	44
Total other comprehensive income (loss)	(15)	(3)	44
Total comprehensive loss	$(59,815)	$(51,505)	$(51,015)

Net loss per share - basic and diluted	$(2.31)	$(2.16)	$(2.74)
Weighted-average number of shares used in calculating net loss per share, basic and diluted	25,936,970	23,818,447	18,604,707

Exhibit 99.1

Vapotherm, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

		Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities
Net loss	$(59,800)	$(51,502)	$(51,059)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation expense	9,766	6,430	3,836
Depreciation and amortization	5,648	4,769	3,078
Loss on extinguishment of debt	-	4,163	-
Non-cash lease expense	1,764	1,140	-
Intangible asset impairment	323	-	-
Loss on disposal of property and equipment	260	250	101
Amortization of discount on debt	128	222	234
Change in fair value of contingent consideration	(1,813)	-	-
Provision for bad debts	(161)	72	104
Deferred income taxes	(76)	70	(147)
Provision for inventory valuation	70	(534)	(543)
Gain on litigation settlement	-	-	(1,151)
Changes in operating assets and liabilities:
Accounts receivable	12,400	(14,810)	(833)
Inventories	(16,759)	(10,157)	5,606
Prepaid expenses and other assets	1,458	(483)	(1,218)
Accounts payable	798	1,461	720
Contract liabilities	(892)	2,494	150
Accrued expenses and other current liabilities	(6,724)	18,101	1,460
Operating lease liabilities, current and long-term	(1,761)	(1,154)	-
Net cash used in operating activities	(55,371)	(39,468)	(39,662)
Cash flows from investing activities
Purchases of property and equipment	(5,895)	(9,797)	(4,747)
Acquisition of business, net of cash acquired	(1,304)	(8,372)	(1,560)
Net cash used in investing activities	(7,199)	(18,169)	(6,307)
Cash flows from financing activities
Proceeds from issuance of common stock in connection with public offering, net	-	94,155	48,669
Proceeds from issuance of common stock in connection with at-the-market offering, net	-	9,927	-
Proceeds from issuance of common stock under Employee Stock Purchase Plan	1,139	824	-
Proceeds from exercise of stock options and purchase of restricted stock awards	1,511	593	386
Common stock offering costs	-	(471)	(393)
Proceeds from loans	-	40,000	10,500
Repayment of loans	-	(42,500)	-
Payments of debt extinguishment costs	-	(3,765)	-
Debt issuance costs	-	(475)	(29)
Proceeds from short-term line of credit and revolving loan facility	4,882	5,883	7,500
Repayments on short-term line of credit and revolving loan facility	(3,162)	(4,495)	(7,184)
Net cash provided by financing activities	4,370	99,676	59,449
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(12)	(10)	5
Net increase in cash, cash equivalents, and restricted cash	(58,212)	42,029	13,485
Cash, cash equivalents and restricted cash
Beginning of year	115,536	73,507	60,022
End of year	$57,324	$115,536	$73,507
Supplemental disclosures of cash flow information
Interest paid during the period	$2,466	$4,439	$4,793
Property and equipment purchases in accrued expenses	$422	$145	$135
Issuance of common stock upon vesting of restricted stock units and awards	$161	$213	$402
Issuance of warrants in conjunction with debt draw down	$-	$-	$293

Exhibit 99.1

Non-GAAP Financial Measures

The following tables contain a reconciliation of net loss to Adjusted EBITDA for the three months and year ended December 31, 2021 and 2020, respectively.

	Three Months Ended December 31,
	Amount
	2021	2020
	(in thousands)
Net loss	$(18,560)	$(17,184)
Interest expense, net	618	783
Benefit for income taxes	(76)	-
Depreciation and amortization	1,467	1,398
EBITDA	$(16,551)	$(15,003)
Foreign currency	37	(77)
Intangible asset impairment	323	-
Loss on disposal of property and equipment	105	-
Loss on extinguishment of debt	-	4,163
Stock-based compensation	2,569	1,850
Adjusted EBITDA	$(13,517)	$(9,067)

	Year Ended December 31,
	Amount
	2021	2020
	(in thousands)
Net loss	$(59,800)	$(51,502)
Interest expense, net	2,504	4,454
Benefit for income taxes	(76)	-
Depreciation and amortization	5,648	4,769
EBITDA	$(51,724)	$(42,279)
Foreign currency	225	(114)
Intangible asset impairment	323	-
Loss on disposal of property and equipment	105	-
Loss on extinguishment of debt	-	4,163
Gain on litigation settlement	-	(15)
Stock based compensation	9,766	6,430
Adjusted EBITDA	$(41,305)	$(31,815)

Exhibit 99.1

Supplemental Operating Metrics

	December 31,
	2021	2020	Change
	Amount	Amount	Amount	%
Precision Flow Units Installed Base
United States	23,368	19,884	3,484	17.5%
International	11,848	8,766	3,082	35.2%
Total	35,216	28,650	6,566	22.9%

	Three Months Ended December 31,
	2021	2020	Change
	Amount	Amount	Amount	%
Precision Flow Units Sold and Leased
United States	419	2,406	(1,987)	-82.6%
International	194	1,114	(920)	-82.6%
Total	613	3,520	(2,907)	-82.6%

Disposable Patient Circuits Sold
United States	108,200	136,106	(27,906)	-20.5%
International	34,395	40,386	(5,991)	-14.8%
Total	142,595	176,492	(33,897)	-19.2%

	Year Ended December 31,
	2021	2020	Change
	Amount	Amount	Amount	%
Precision Flow Units Sold and Leased
United States	3,600	7,706	(4,106)	-53.3%
International	2,972	3,475	(503)	-14.5%
Total	6,572	11,181	(4,609)	-41.2%

Disposable Patient Circuits Sold
United States	452,605	414,068	38,537	9.3%
International	200,901	156,423	44,478	28.4%
Total	653,506	570,491	83,015	14.6%

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011